SETTLEMENT AGREEMENT AND RELEASES

THIS SETTLEMENT AGREEMENT AND RELEASES (the "Agreement") is entered into as of December 22, 2011 (the "Effective Date") by and between KENNETH ROTMAN ("Mr. Rotman"), SUMERCOM, LLC, a California limited liability company ("Sumercom"), ALLIANEX, LLC, a California limited liability company ("Allianex LLC") and MYTECHCARD, LLC, a California limited liability company ("MTC") (hereinafter sometimes collectively referred to as "Defendants"), WIKIFAMILIES, INC., fka KENSINGTON LEASING LTD., a Nevada corporation ("Wikifamilies"), ALLIANEX CORP., a Nevada corporation and wholly owned subsidiary of Wikifamilies ("Allianex Corp.") and ZIRK ENGLEBRECHT ("Mr. Engelbrecht") and ANGELIQUE DE MAISON ("Ms. De Maison"), with respect to the following facts:

A. Mr. Rotman, Sumercom, Allianex LLC and MTC are hereinafter sometimes collectively referred to as "Defendants". Zirk Engelbrecht and Angelique de Maison are hereinafter sometimes collectively referred to as "Plaintiffs". Wikifamilies and Allianex Corp. are hereinafter sometimes collectively referred to as "Wikifamilies". Plaintiffs, Defendants and Wikifamilies are sometimes individually referred to as a "Party" and collectively referred to as the "Parties".

B. Under an Asset Purchase Agreement between Mr. Rotman and Allianex LLC on the one hand, and Wikifamilies on the other hand, dated May 14, 2010 (the "APA"), Allianex LLC transferred to Allianex Corp. the business of producing, marketing and distributing a line of technology support and security services for electronic devices that are contracted and paid for through prepaid cards distributed through retail, non-online sales (the "Prepaid Card Business").

C. Disputes have arisen between the Parties regarding (1) the APA between Allianex LLC, Mr. Rotman, Wikifamilies and Allianex Corp. and (2) that Certain Employment Agreement dated as of May 14, 2010 (the "Employment Agreement") between Mr. Rotman and Allianex Corp.

D. In connection with the closing of the transactions under the APA, Wikifamilies issued to Allianex LLC a total of Five Hundred Seventy-five Thousand (575,000) shares of its Common Stock.

E. Allianex transferred all of the foregoing Five Hundred Seventy-five Thousand (575,000) shares of Wikifamilies Common Stock to Mr. Rotman. Mr. Rotman has sold Fifty Thousand (50,000) shares of such Wikifamilies Common Stock. The Parties agree that neither Mr. Rotman nor any of the other Defendants have any obligation to any of the Plaintiffs or Wikifamilies with respect to any matter relating to the sale or transfer of any of such 50,000 shares or the proceeds of any such sale or transfer.

F. At the time of the APA, Mr. Engelbrecht was a shareholder in Wikifamilies and its major financier.

G. Certain of the disputes currently are the subject of litigation in an action pending in the Federal District Court for the Central District of California and captioned ZIRK ENGELBRECHT and ANGELIQUE DE MAISON vs. SUMERCOM, LLC, et al (Case No. CV11-06671JHN) (collectively, the "Federal Action"). In the Federal Action, Plaintiffs allege claims for securities fraud, rescission of contract, control person liability, declaratory and injunctive relief, common law fraud, breach of contract and conversion. Plaintiffs made such claims based on the contention that they are third Party beneficiaries under the APA and are entitled to enforce the APA.

H. As a result of Plaintiffs' filing the Federal Action, Mr. Rotman has received notice from Wells Fargo Advisors, LLC, the entity which maintains the trading account which holds the shares of Wikifamilies Common Stock on behalf of Mr. Rotman ("Wells"), that it has prohibited Mr. Rotman from selling, assigning, hypothecating or taking certain actions with respect to the shares of Wikifamilies Common Stock (the "Shares") held in such account until it receives a court order removing such restrictions and/or directing Wells how to divide/transfer the Shares. A copy of the November 16, 2011 letter from Wells to Mr. Rotman (the "Wells Letter") has been provided to Plaintiffs and Wikifamilies.

I. Plaintiffs have filed an Application for Temporary Restraining Order and Order to Show Cause in the Federal Action the "Application"). Plaintiffs contend in the Application that they are third Party beneficiaries under the APA and are entitled to enforce the APA. The Court has denied the Application as moot.

J. The Parties desire to settle all matters relating to the APA and the Employment Agreement and all claims that relate to the Federal Action.

K. Each of the Defendants, Plaintiffs and Wikifamilies disputes that they are liable to any of the other of the Defendants, Plaintiffs and Wikifamilies with respect to any matter related to any of the APA, the Employment Agreement of the Federal Action. However, acknowledging the costs of litigation, and wishing to resolve all such disputes before further expenses are incurred, each of the Parties desires to settle all of the disputes and any and all other disputes and differences between them, whether known or unknown, asserted or unasserted.

NOW, THEREFORE, for good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties agree as follows:

1. Transfer of Assets of Allianex Corp. As of the Effective Date, Wikifamilies and Allianex Corp. hereby transfer to Allianex LLC without further consideration from Allianex LLC or any of the other Defendants all of the assets of Allianex Corp. acquired from Allianex LLC under the APA and all other assets used, acquired or developed by Allianex Corp. or Wikifamilies in the Prepaid Card Business at any time between May 14, 2010 and the Effective Date (the "Allianex Assets"). Such transfer shall be effected as of the Effective Date in accordance with the provisions of Exhibit A hereto. Wikifamilies shall cause Allianex Corp. and its officers, directors and shareholders to take all action necessary to authorize and effect the transfer of the Allianex Assets to Allianex LLC.

2. Wikifamilies Stock.

2.1 Rotman Retained Shares. Mr. Rotman shall retain Seventy-five Thousand (75,000) shares of Common Stock of Wikifamilies (the "Retained Shares") currently held by Mr. Rotman (or in street name on behalf of Mr. Rotman) and issued by Wikifamilies in connection with the APA.

2.2 Plaintiffs Delivered Shares. Subject to the provisions of Section 4.1, below, Mr. Rotman shall transfer to Plaintiffs Four Hundred Fifty Thousand (450,000) shares of Common Stock of Wikifamilies currently held by Mr. Rotman (or in street name on behalf of Mr. Rotman) and issued by Wikifamilies in connection with the APA (the "Pledged Shares").

3. Cash Payment to Defendants.

3.1 Amount. Plaintiffs shall pay to Mr. Rotman cash in the amount of Eighty Thousand Dollars ($80,000.00) on the following basis:

(a) on or before December 30, 2011, Plaintiffs shall deliver to Mr. Rotman by wire transfer cash in the amount of Twenty Thousand Dollars ($20,000.00);

(b) on or before January 30, 2012, Plaintiffs shall deliver to Mr. Rotman by wire transfer cash in the amount of Twenty Thousand Dollars ($20,000.00);

(c) on or before February 30, 2012, Plaintiffs shall deliver to Mr. Rotman by wire transfer cash in the amount of Twenty Thousand Dollars ($20,000.00);and

(d) on or before March 29, 2012, Plaintiffs shall deliver to Mr. Rotman by wire transfer cash in the amount of Twenty Thousand Dollars ($20,000.000).

Mr. Rotman shall deliver the appropriate wire transfer instructions to Plaintiffs on the Effective Date. The obligation of the Plaintiffs to make the aforementioned payments is conditioned upon the release of a proportionate amount of the Pledged Collateral Shares to Plaintiffs in accordance with the provisions of Section 4.1(i), below, and no obligation shall arise to make any payments hereunder unless and until the Escrow Agent has advised that it has, in its possession, the certificates representing the Pledged Collateral Shares.

3.2 Procedure; Late Charge. Plaintiffs shall have a grace period of five (5) days from the originally scheduled payment date to make each payment described above. If such payment is not made within such grace period, a late charge of five percent (5%) shall automatically apply and Plaintiffs automatically shall be in default five (5) days written after the expiration of the foregoing 5-day period.

4. Security. Plaintiffs and Wikifamilies agree that Plaintiffs' and Wikifamilies's obligations under this Agreement shall be secured by the provisions of this Section 4.

4.1 Pledge of Shares.

(a) Pledge Obligation. As security for Plaintiffs' timely payment of all amounts payable under this Agreements and timely performance of all of their obligations under this Agreement, whether or not requiring the payment of money (the "Secured Obligations"), Plaintiffs hereby grant to Defendants a continuing security interest, pursuant to the California Commercial Code, as amended (the "Commercial Code"), in and to the following (the "Pledged Collateral"):

(i) Plaintiffs' entire right, title and interest, beneficial and of record, in and to the Pledged Shares and all certificates representing the Pledged Shares, and all payments, dividends, distributions, cash, securities, instruments and other property of any kind or nature from time to time payable, paid, received, receivable or otherwise distributed in respect of or in exchange for any and all of the Pledged Shares; and

(ii) All proceeds of any of the foregoing.

(b) No Assumption. Nothing in this Agreement shall be deemed to constitute an assumption by Defendants of any liability or obligation of Plaintiffs with respect to any of the Pledged Collateral.

(c) Delivery of Pledged Collateral. All certificates, instructions and instruments representing or evidencing the Pledged Collateral shall be delivered to Continental Stock &Transfer

Company, 17 Battery Place, 8th Floor, New York, NY 10004 (the "Escrow Agent"), who shall hold the Pledged Collateral as Escrow Agent for Plaintiffs hereunder in accordance with this Agreement. In this regard, Plaintiffs shall be deemed for all purposes to be in constructive possession of the Pledged Collateral. All certificates and instruments representing or evidencing any of the Pledged Collateral shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer, with bank guaranteed endorsements, all in form and substance satisfactory to Plaintiffs and the Escrow Agent. The Parties shall share equally the costs and fees of the Escrow Agent.

(d) Further Assurances. Plaintiffs agree that at any time and from time to time, at the expense of Plaintiffs, Plaintiffs shall promptly execute and deliver all further instruments and documents, and take an further action, that may be necessary or desirable, or that Defendants may request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Defendants to exercise and to enforce their rights and remedies hereunder with respect to any Pledged Collateral.

(e) Voting Rights; Distributions; Etc. Prior to Event of Default. So long as no Event of Default (as hereinafter defined) has occurred and is continuing hereunder, Plaintiffs shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement.

(f) Other Liens; Additional Securities. Plaintiffs agree that they shall not create or permit to exist any security interest, encumbrance or lien on or with respect to any of the Pledged Collateral except for the lien in favor of Defendants.

(g) Control Provisions.

(i) Acknowledgment. Plaintiffs hereby acknowledge and agree that the Pledged Collateral is investment property subject to the provisions of Article 8 of the Commercial Code.

(ii) Control. Wikifamilies agrees, as to the Pledged Shares issued by it, that it will, as issuer of the Pledged Shares, comply with any "instruction" (as defined in Section 8102(a)(12) of the Commercial Code) originated by Defendants, without further consent of Plaintiffs, including, without limitation, instructions regarding the transfer, redemption or other disposition of the Pledged Shares. Such instructions shall be consistent with the rights of Defendants under this Agreement. Wikifamilies agrees that it will not register any transfer of the Pledged Shares to any person without the prior written consent of Defendants, which consent shall not be unreasonably withheld. This provision is intended by the Parties to establish Defendants' control over the Pledged Shares for purposes of the provisions of Section 8106(c)(2) of the Commercial Code. Plaintiffs hereby consent to this provision.

(iii) Notice of Instructions. Defendants shall deliver to Plaintiffs a copy of any instruction that any of them delivers to Wikifamilies under this Agreement; provided that any delay or failure to deliver a copy of such instructions to Plaintiffs shall not affect the effectiveness of any such instructions or, by itself, constitute a breach of this Agreement.

(h) Attorney-in-Fact. Plaintiffs hereby appoint Mr. Rotman as their attorney-in-fact with full power and authority in the place and stead of Plaintiffs and in the name of each of the Plaintiffs or otherwise, from time to time (but only following the occurrence of an Event of Default) in Mr. Rotman's sole and absolute discretion to take any action and to execute any instrument which Mr.

Rotman may deem necessary or advisable to accomplish the purposes of this Section 4.1, including, without limitation, to receive, indorse and collect all instruments made payable to Plaintiffs representing any payment, dividend or distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same.

(i) Release of Pledged Collateral.

(i) Concurrently with the Plaintiffs' payment of each of the amounts payable to Defendants under Section 3, above and this Agreement, and notification to the Escrow Agent by Plaintiffs that payment has been made, which Escrow Agent will verify with Defendants, Defendants shall deliver to Escrow Agent written instructions for delivery to Plaintiffs of a pro rata amount of the Pledged Shares and Escrow Agent shall deliver to Plaintiffs of a pro rata amount of the Pledged Shares.

(ii) The following provisions shall apply for purposes of effecting the intent of the release of the Pledged Shares under this Section.

(A) The release of the Pledged Shares shall be deemed to have occurred concurrently with any payment if Defendants provide the written instructions to Escrow Agent within one (1) business day after receipt of the payment and Escrow Agent delivers to the transfer agent for the Pledged Shares written instructions to transfer the released Pledged Shares to Plaintiffs. Written instructions shall be sufficient if delivered by facsimile transmission or by email.

(B) Escrow Agent shall have no obligation to take any action unless and until it receives the written instructions from Defendants.

(C) Escrow Agent shall cooperate with Plaintiffs for purposes of effecting the transfer of the released Pledged Shares to Plaintiffs, but Escrow Agent shall have no obligation to take any action to effect such transfer after it has delivered the foregoing notice to the transfer agent.

(j) Financing Statement. Defendants may record a UCC-1 financing statement under the California Commercial Code securing the obligations of Plaintiffs under this Agreement and, if so recorded, will have the obligation to record a termination of the financing statement upon payment by the Plaintiffs to Defendant

(k) Effect of Wells Letter. . The Parties shall cooperate to effect the removal of the restrictions set forth in the Wells Letter. Mr. Rotman and each of the Defendants jointly and severally covenant not to provide any instructions to Wells that conflict with any of their obligations under this Agreement.

4.2 Stipulation for Entry of Judgment. Plaintiffs hereby shall grant to Defendants a Stipulation for Entry of Judgment against Mr. Engelbrecht and Ms. De Maison, in their individual capacities, to secure the payment and performance of Plaintiffs' obligations under this Agreement. The Stipulation shall provide that the judgment against Mr. Engelbrecht and Ms. De Maison, in their individual capacities, shall be in an amount equal to the sum of (a) the principal amount of One Hundred Thousand Dollars ($100,000.00), regardless of the unpaid principal amount of any cash payments or other consideration payable by Plaintiffs to Defendants and (b) the amount of all costs, late fees and other charges payable by Plaintiffs to Defendants under this Agreement by reason of such non-payment.

The Stipulation shall be held by the Escrow Agent and shall not be filed until such time as the occurrence of an Event of Default (as defined in Section 4.3, below) and the expiration of any applicable cure period without the cure of such Event of Default. Upon delivery by any of Defendants to Escrow Agent of notice of the occurrence of an Event of Default and the failure of such Event of Default to be cured within any applicable cure period, the Stipulation shall be delivered by Escrow Agent to the Defendants and the Defendants may file and enforce the Stipulation. Plaintiffs agree that they will not object to Defendants' delivery to Escrow Agent of any notice of the occurrence of an uncured event of default without clear evidence that the notice was improperly given. Upon delivery of written notice from Plaintiffs and Defendants that Plaintiffs have paid all amounts payable under Section 3, above, the Escrow Agent shall deliver the Stipulation to Plaintiffs, and it shall have no further force and effect. Defendants agree that, following Plaintiffs' payment of all amounts payable under Section 3, above, they will not object to the delivery to Escrow Agent requesting the delivery of the Stipulation to Plaintiffs. The Stipulation shall be in the form set forth in Exhibit B hereto.

4.3 Default.

(a) Event of Default. Upon the happening of any of the following events (an "Event of Default"), Mr. Rotman may, at his option, declare immediately due and payable the entire unpaid amount payable under Section 3.1, above, together with all interest and late charges thereon, plus any other sums payable at the time of such declaration pursuant to this Agreement, and any instrument or agreement securing this Agreement. Such Events of Default are the following:

(i) The failure of Plaintiffs to pay in full when due any amount payable under Section 3.1, above, unless such failure is cured within five (5) days after the later of (A) the date on which Plaintiffs delivers to Plaintiffs written notice of such failure of payment or (B) the expiration of the five (5) day grace period as provided in Section 3.2 above;

(ii) The default of Plaintiffs in the performance of any of their obligations under this Agreement, whether or not requiring the payment of money, but excluding the payment of any amount payable under Section 3.1, above, unless such default is cured to Plaintiffs' reasonable satisfaction within thirty (30) days after Plaintiffs' delivery to Plaintiffs of written notice of such default;

(iii) The occurrence of any event of bankruptcy of either Plaintiffs or Wikifamilies, including, but not limited to, the filing by or against either Plaintiffs or Wikifamilies of a voluntary of involuntary petition under any provision of the Federal Bankruptcy Code, the consent by either Plaintiff or Wikifamilies to a general assignment for the benefit of creditors, or the admission in writing by either Plaintiff or Wikifamilies of his, her or its inability to pay his, her or its debts generally as they come due; or

(iv) The death of either of the Plaintiffs; and

(v) The occurrence of any of the following events: (A) the liquidation or dissolution of Wikifamilies ; or (B) the sale of all or substantially all of the assets of Wikifamilies.

(b) Notice of Default. Upon the occurrence of an Event of Default described in clause (a)(i) or (a)(ii) above, Defendants may deliver to Plaintiffs written notice of the occurrence of such Event and, unless such Event is cured prior to the end of the applicable cure period as set forth above, the entire unpaid amount payable under Section 3.1, above, together with all interest and late charges

thereon, plus any other sums then payable under this Agreement and any instrument or agreement securing this Agreement, automatically shall be immediately due and payable and Defendants shall have no obligation to deliver to Plaintiffs any further notice of default or acceleration of this Agreement. Upon the occurrence of an Event of Default described in clause (a)(iii), (a)(iv) or (a)(v) above, the entire unpaid amount payable under Section 3.1, above, principal balance of this Agreement together with all interest and late charges thereon, plus any other sums then payable under this Agreement and any instrument or agreement securing this Agreement automatically shall be immediately due and payable upon the occurrence of such Event and Defendants shall have no obligation to deliver to Plaintiffs any notice of default or acceleration of this Agreement.

(c) Delay. The delay or failure of Defendants to declare a default or to deliver written notice of default upon the happening of one or more of the Events described in Section 4.3(a) above, shall not constitute a waiver of Defendants' right to declare a default or to deliver notice of default at any subsequent time in respect of the same Event or any other Event.

(d) Remedies upon Default. Upon the occurrence of an Event of Default, that remains uncured after the grace periods set forth in Section 3.2, Defendants shall have all of the following rights and remedies.

(i) Defendants may notify Escrow Agent and Plaintiffs thereof, and promptly thereafter Escrow Agent shall deliver to the Defendants the Pledged Collateral and all rights thereto and the Stipulation.

(ii) Defendants may exercise in respect of the Pledged Collateral all the rights and remedies of a secured Party under the Commercial Code in effect at that time, and Defendants also may, without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more transactions at public or private sale, at any exchange, broker's board or at any of Defendants' offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as Defendants in their sole and absolute discretion deem commercially reasonable. Plaintiffs agree that, to the extent notice of sale shall be required by law, at least ten (10) days' notice to Plaintiffs of the time after which any sale is to be made shall constitute reasonable notification. Plaintiffs hereby waive any claims against Defendants arising by reason of the fact that the price at which any Pledged Collateral may have been sold at a private sale was less than the price which might have been obtained at a public sale, even if Defendants accept the first offer received and do not offer such Pledged Collateral to more than one offeree, and in all events such sale shall be deemed to be commercially reasonable. At any such public or private sale, Defendants may be the purchaser of the Pledged Collateral

(iii) Plaintiffs recognize that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws, Defendants may be compelled with respect to any sale of all or any part of the Pledged Collateral to limit purchasers to those who will agree to acquire the Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Plaintiffs acknowledge that any such private sales may be at prices and on terms less favorable to Defendants than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agree that any such private sale shall be deemed to have been made in a commercially reasonable manner and that Defendants shall have no obligation to engage in public sales and no obligation to delay the sale of any Pledged Collateral for the period of time necessary to permit Wikifamilies to register the Pledged Collateral for public sale under

the Securities Act or under applicable state securities laws, even if Plaintiffs would agree to do so.

(iv) Defendants shall not be obligated to seek to enforce the Stipulation before resorting to their rights and remedies against the Pledged Collateral hereunder.

(e) Expenses. Upon demand by Defendants, Plaintiffs shall pay to Defendants the amount of all costs and expenses, including the reasonable legal fees and costs and expenses of its counsel and of Escrow Agent, which Escrow Agent and/or Defendants may incur in connection with (i) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral after the occurrence of an Event of Default, (ii) the exercise or enforcement of any of the rights of Defendants hereunder, and (iii) the failure by Plaintiffs to perform or observe any of the provisions of this Agreement.

(f) Remedies Cumulative. Defendants' rights and remedies under this Agreement upon the occurrence of an Event of Default are cumulative and Defendants' exercise of any such remedies shall not limit or restrict in any way its right to exercise the same or any other remedy in respect of the same or any other event.

5. Mutual Releases.

5.1 Release by Plaintiffs.

(a) Release. Except as to the representations, warranties and obligations set forth in and arising from this Agreement, and as otherwise provided herein, each of the Plaintiffs, on behalf of themselves and each of their employees, attorneys, agents and Affiliates, hereby fully and forever releases, discharges and covenants not to sue each and all of the Plaintiff Released Parties (as defined below) from and with respect to any and all, known or unknown, anticipated or unanticipated, suspected or unsuspected, fixed, conditional or contingent actions or causes of action, at law or in equity, suits, claims, debts, demands, contracts, covenants, liens, liabilities, losses, costs, expenses (including, without limitation, attorneys' fees) or damages of every kind, nature and description (collectively referred to as "Claims"), based on facts that exist as of the Effective Date, arising out of or relating to any or all of the following:

(i) The negotiation, execution and performance of the APA and the Employment Agreement;

(ii) The failure of any of the Defendants to timely pay any amount or perform any obligation under the APA and the Employment Agreement;

(iii) Any act or omission of any of the Defendants arising from or relating to the ownership, management or operation of Allianex Corp. at any time on or before the Effective Date;

(iv) Any act or omission of any of the Defendants with respect to any business activity or entity at any time on or before the Effective Date that might in any way be deemed to be competitive with the business of Allianex Corp. or Wikifamilies;

(v) Any interference by any of the Defendants with any business or contractual relationship by either of the Plaintiffs or Wikifamilies with any other person;

(vi) The sale by any of the Defendants of any shares of capital stock of Wikifamilies at any time on or before the Effective Date; or

(vii) Any claims that could be raised in connection with or included in the Federal Action any and all allegations made in any of such proceeding, or the subject matter of such proceeding, including but not limited to any and all Claims which were alleged or could have been alleged in such proceeding by way of complaint, cross-complaint, affirmative defense or otherwise.

(b) Plaintiff Released Parties. The Plaintiff Released Parties include each and all of the following persons and entities: (i) all of the Defendants, (ii) Wikifamilies and Allianex Corp., (iii) Lenco Media, formerly known as AdMax, Michael Hill, Lenco Mobile, Michael Levinson, William Cox, Robert Cox and all suppliers, vendors, customers and others who had dealings with Allianex Corp. or any of the Defendants at any time on or before the Effective Date and (iv) each of the foregoing person's or entity's predecessors, successors, licensees, transferees, legal representatives, trustees, beneficiaries, assigns, shareholders, directors, officers, partners, members, managers, employees, servants, subsidiaries, divisions, administrators, Affiliates, alter egos and parent corporations and business entities.

5.2 Release by Defendants.

(a) Release. Upon receipt of the payment to be made by Plaintiffs under Section 3.1(a), above, and except as to the representations, warranties and obligations set forth in and arising from this Agreement, each of the Defendants, on its own behalf and on behalf of each of their employees, attorneys, agents and Affiliates, hereby fully and forever releases, discharges and covenants not to sue each and all of the Defendant Released Parties (as defined below) from and with respect to any and all, known or unknown, anticipated or unanticipated, suspected or unsuspected, fixed, conditional or contingent actions or causes of action, at law or in equity, Claims, based on facts that exist as of the Effective Date, arising out of or relating to any or all of the following:

(i) The negotiation, execution and performance of the APA and the Employment Agreement;

(ii) The failure of any of the Defendants to timely pay any amount or perform any obligation under the APA and the Employment Agreement;

(iii) Any act or omission of any of the Defendants arising from or relating to the ownership, management or operation of Allianex Corp. at any time on or before the Effective Date;

(iv) Any act or omission of any of the Defendants with respect to any business activity or entity at any time on or before the Effective Date that might in any way be deemed to be competitive with the business of Allianex Corp. or Wikifamilies;

(v) Any interference by any of the Defendants with any business or contractual relationship by either of the Plaintiffs or Wikifamilies with any other person;

(vi) The sale by any of the Defendants of any shares of capital stock of Wikifamilies at any time on or before the Effective Date; or

(vii) Any claims that could be raised in connection with or included in the Federal Action any and all allegations made in any of such proceeding, or the subject matter of such proceeding, including but not limited to any and all Claims which were alleged or could have been alleged in such proceeding by way of complaint, cross-complaint, affirmative defense or otherwise.

(b) Defendant Released Parties. The Defendant Released Parties include each and all of the following persons and entities: (i) all of the Plaintiffs, (ii) Wikifamilies and Allianex Corp., and (iii) each of the foregoing person's or entity's predecessors, successors, licensees, transferees, legal representatives, trustees, beneficiaries, assigns, shareholders, directors, officers, partners, members, managers, employees, servants, subsidiaries, divisions, administrators, Affiliates, alter egos and parent corporations and business entities.

(c) Excluded Claims. Notwithstanding anything in this Agreement to the contrary, the foregoing releases provided by Defendants do not include and shall not be deemed to include any Claims relating to defamation, trade libel, slander of character or similar matters arising from or relating to acts or omissions of either of the Plaintiffs.

(d) Continuing Right to Indemnification. The foregoing releases provided by Defendants shall not be deemed to constitute a release by any of the Defendants of any rights to indemnification that such person might have as an employee, member, manager, officer, director or agent of Allianex Corp. or Wikifamilies pursuant to the Charter Documents of Allianex Corp. or Wikifamilies, any applicable agreements, or applicable law.

5.3 Release by Wikifamilies.

(a) Release. Except as to the representations, warranties and obligations set forth in and arising from this Agreement, and as otherwise provided herein, each of Wikifamilies and Allianex Corp., on behalf of itself and each of its employees, attorneys, agents and Affiliates, hereby fully and forever releases, discharges and covenants not to sue each and all of the Wikifamilies Released Parties (as defined below) from and with respect to any and all, known or unknown, anticipated or unanticipated, suspected or unsuspected, fixed, conditional or contingent actions or causes of action, at law or in equity, Claims, based on facts that exist as of the Effective Date, arising out of or relating to any or all of the following:

(i) The negotiation, execution and performance of the APA and the Employment Agreement;

(ii) The failure of any of the Defendants to timely pay any amount or perform any obligation under the APA and the Employment Agreement;

(iii) Any act or omission of any of the Defendants arising from or relating to the ownership, management or operation of Allianex Corp. at any time on or before the Effective Date;

(iv) Any act or omission of any of the Defendants with respect to any business activity or entity at any time on or before the Effective Date that might in any way be deemed to be competitive with the business of Allianex Corp. or Wikifamilies;

(v) Any interference by any of the Defendants with any business or contractual relationship by either of the Plaintiffs or Wikifamilies with any other person;

(vi) The sale by any of the Defendants of any shares of capital stock of Wikifamilies at any time on or before the Effective Date; or

(vii) Any claims that could be raised in connection with or included in the Federal Action any and all allegations made in any of such proceeding, or the subject matter of such proceeding, including but not limited to any and all Claims which were alleged or could have been alleged in such proceeding by way of complaint, cross-complaint, affirmative defense or otherwise.

(b) Wikifamilies Released Parties. The Wikifamilies Released Parties include each and all of the following persons and entities: (i) all of the Defendants, (ii) all of the Plaintiffs, (iii) Lenco Media, formerly known as AdMax, Michael Hill, Lenco Mobile, Michael Levinson, William Cox, Robert Cox and all suppliers, vendors, customers and others who had dealings with Allianex Corp. or any of the Defendants at any time on or before the Effective Date and (iv) each of the foregoing person's or entity's predecessors, successors, licensees, transferees, legal representatives, trustees, beneficiaries, assigns, shareholders, directors, officers, partners, members, managers, employees, servants, subsidiaries, divisions, administrators, Affiliates, alter egos and parent corporations and business entities.

5.4 Waiver of Unknown Claims. Each of the Parties expressly understands and agrees that, except as otherwise specifically provided in this Agreement, the releases set forth in this Agreement fully and finally releases and forever resolves the Claims released and discharged and arising from the transactions in Sections 5.1, 5.2 and 5.3, above, including those which may be unknown, unanticipated and/or unsuspected. Each of the Parties acknowledges that it is aware that it or its Escrow Agents or employees may hereafter discover facts in addition to or different from those which it now knows or believes to exist with respect to the subject matter of this Agreement, but that it is his/its intention hereby fully, finally and forever to settle and release all of the Claims, disputes and differences known or unknown, anticipated or unanticipated, suspected or unsuspected, which now exist, may exist or heretofore have existed between or among the Parties, except as otherwise expressly provided herein. Upon the advice of legal counsel, each of the Parties hereby expressly waives all benefits under California Civil Code § 1542, as well as under any other statutes or common law principles of similar effect in California or any other jurisdiction, to the extent that such benefits may contravene the provisions of Sections 5.1, 5.2 and 5.3, above, of this Agreement. Each of the Parties acknowledges that it has read and understands California Civil Code § 1542, which provides as follows:

> A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

6. Actions of the Parties Subsequent to the Effective Date.

6.1 Press Release. Within five (5) days after the Effective Date, the Parties shall issue a mutually acceptable press release regarding the settlement of all claims made or that could be made in the Federal Action. Wikifamilies shall join in such press release. In the event that any of the Plaintiffs or Wikifamilies refuse to issue any such press release that is reasonably acceptable to Defendants, Defendants may, on two (2) business days prior notice to Plaintiffs and Wikifamilies, issue a press

release without the consent of whichever of the Parties so refuses. Except as otherwise specifically provided in this Section, neither party can issue any press release regarding the settlement without the express consent of Defendants.

6.2 From Effective Date. From and after the Effective Date, the Parties shall take the following actions.

(a) Wikifamilies shall timely perform each and all of its obligations under Exhibit A, hereto.

(b) The Parties shall reasonably cooperate to cause any restrictions imposed by the Wells Letter to be removed as soon as commercially reasonable. Plaintiffs and Defendants shall file with Court such documents as may be reasonably necessary to effect the removal of the restrictions specified in the Wells Letter.

(c) Wikifamilies shall use commercially reasonable efforts to cause Wikifamilies to timely file all reports required under the Securities Exchange Act of 1934 (the "Exchange Act") and otherwise to ensure that current public information is available at all times as contemplated in Rule 144(c).

(d) Neither of the Plaintiffs shall take any action to interfere with Wikifamilies timely performance each and all of its obligations under Exhibit A, hereto or timely filing of any reports or other filing required under the Exchange Act or taking any other action to ensure that current public information is available at all times as contemplated in Rule 144(c).

(e) Plaintiffs shall (i) advise the Court of the execution and delivery of this Agreement, (ii) take off-calendar all motions and other matters presently pending in the Federal Action and (iii), except for any action reasonably required in connection with the removal of the Wells Letter, effect the stay of all other actions or filings required with respect to the Federal Action pending the filing of the notice of dismissal contemplated in Section 6.3(a), below. Plaintiffs hereby provide Defendants an open extension of time to answer or otherwise respond to the Complaint filed in the Federal Action, subject to cancellation on reasonable notice in the event that the notice of dismissal is not filed.

6.3 After Final Payment. From and after the later of (x) date on which Defendants receive the final payment contemplated in Section 3.1(d), above, or (y) the date of the consummation of the transactions contemplated in Exhibit A, hereto, the Parties shall be further obligated to take the following actions.

(a) The Parties shall submit a stipulation to the Federal District Court for the Central District of California dismissing the Federal Action with prejudice ("Stipulation of Dismissal").

(b) Upon the request of Plaintiffs, Defendants shall record a UCC-3 termination statement terminating their security interest in the Pledged Collateral.

6.4 Until June 30, 2012.

(a) The Parties agree not to engage in any activity with respect to the trading market for the Wikifamilies Common Stock which would violate any federal securities laws. The Parties agree that none of the Defendants is an affiliate of Wikifamilies as contemplated in the applicable securities laws.

(b) Wikifamilies shall use its commercially reasonable efforts to keep the public and the market informed of any developments in its business or business plan.

(c) Neither of the Plaintiffs shall take any action to interfere with Wikifamilies' timely performance each and all of its obligations under this Section.

7. No Assignment. Each of the Parties represents and warrants that he/it has not assigned or otherwise transferred (voluntarily, involuntarily or by operation of law) any right, title or interest in any Claims which he/it has, may have or may have had and which is the subject of this Agreement. Each of the Parties agrees to indemnify, save and hold forever harmless and defend the entities and persons released and discharged by such Party under this Agreement in the event any Claims are asserted or threatened by any person or entity pursuant to any such assignment or transfer (each referred to as an "Indemnified Claim"). It is the intention of the Parties that this duty to indemnify, defend and hold harmless does not require payment as a condition precedent to recovery and that such duty shall commence immediately upon receipt of written notification of an Indemnified Claim.

8. Representations.

8.1 Mutual Representations and Warranties . Each of the Parties hereby separately and not jointly represents, warrants and covenants to each of the other Parties that all of the following are true, correct and complete:

(a) Organization; Good Standing. If such Party is a corporation, limited liability company or other entity, such Party is duly organized, validly existing and in good standing under the laws of the state of its organization and has all of requisite power and authority to enter into and perform its obligations under this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and each of the other documents to be executed and delivered by such Party and such Party's consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Party.

(c) Execution and Delivery. This Agreement and each of the other documents to be executed and delivered by such Party have been duly executed and delivered by such Party, and constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with their respective terms, except as may be limited by the availability of equitable remedies or by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors' rights in general. The execution and delivery by such Party of this Agreement and the other documents to be delivered by such Party under this Agreement, and the consummation of the transactions contemplated hereby or thereby will not: (i) conflict with or result in a breach of any of the charter documents of such Party, (ii) violate any order, injunction or decree of any court or Governmental Body, or (iii) violate or conflict with or constitute a default under any material contract or agreement, whether written or oral, to which such Party is a Party or by which it is bound.

(d) Corporate Consents. The execution and delivery by such Party of this Agreement and the other documents to be delivered by such Party under this Agreement, and the consummation of the transactions contemplated hereby or thereby has been duly approved by all action necessary or appropriate by the Board of Directors or other management group and the stockholders or other equity owners of such Party.

(e) Governmental Consents. No approval, authorization, consent, order or other action of, or filing with any Governmental Body or administrative agency by such Party is required in connection with the execution and delivery by such Party of this Agreement and the other documents to be executed and delivered by such Party under this Agreement, or the consummation of the transactions contemplated hereby or thereby.

(f) Independent Advice . Such Party (i) has received independent legal advice from their attorneys with respect to each aspect of this Agreement; (ii), except for the representations and warranties specifically set forth in this Agreement, is not relying upon any representations or statement made by or on behalf of any of the entities and persons released by such Party with respect to any aspect of this Agreement, (iii) assumes the risk of any mistake of fact with regard to any aspect of this Agreement; and (iv) has carefully read and considered this Agreement in its entirety and fully understands its contents and the significance of each of its aspects.

8.2 Representations and Warranties of Plaintiffs. Plaintiffs hereby jointly and separately represents, warrants and covenants to each of the other Parties to this Agreement that all of the following are true, correct and complete:

(a) De Maison Power of Attorney. The Power of Attorney from Ms. De Maison to Mr. Engelbrecht that was provided by Mr. Engelbrecht at the mediation held on November 18, 2011, was duly executed and delivered by Ms. De Maison and duly authorized Mr. Engelbrecht to act on her behalf with respect to all matters and actions taken at such mediation.

(b) Wikifamilies Power of Attorney. The Power of Attorney from Wikifamilies to Mr. Engelbrecht that was provided by Mr. Engelbrecht at the mediation held on November 18, 2011, was duly executed and delivered by an appropriate officer of Wikifamilies and duly authorized Mr. Engelbrecht to act on its behalf with respect to all matters and actions taken at such mediation.

(c) Exhibit A Transaction. Plaintiffs have participated in the negotiation and preparation of Exhibit A hereto. Each of the Plaintiffs approves of the transactions contemplated in Exhibit A hereto and has no reason to object to any of the terms of such transactions.

(d) Trading Market. To the best of Plaintiffs' knowledge, during the period from June 1, 2011 through the Effective Date, there has not been any activity with respect to the trading market for the Wikifamilies Common Stock which constitutes a device, scheme, or artifice to defraud, or an act, practice, or course of business which operates as a fraud or deceit in connection with the purchase or sale of any security.

(e) Securities Representations.

(i) Each of the Plaintiffs will acquire the Pledged Shares for each of the Plaintiffs' own account for investment and not with a view to, or for resale in connection with, a distribution of the Pledged Shares within the meaning of the Securities Act. In that regard, each of the Plaintiffs understands that the Pledged Shares have not been registered under the Securities Act or under any state securities laws and shall be solely responsible for compliance with applicable securities laws in connection with any sale or transfer by them of any of the Pledged Shares.

(ii) Each of the Plaintiffs understands that an investment in the Pledged Shares involves risk.

(iii) Each of the Plaintiffs has such knowledge and experience in financial and business matters that each of the Plaintiffs is capable of evaluating the merits and risks of an investment in the Pledged Shares and in protecting each of the Plaintiff's own interests in connection with this transaction; and each of the Plaintiffs has had the opportunity to investigate the business and affairs of Allianex LLC and to ask questions of Allianex LLC' officers, either directly or through each of the Plaintiff's authorized representatives; and

(iv) Each of the Plaintiffs is an "accredited investor" as defined in Regulation D under the Securities Act.

(v) Parties agree that, as of the Effective Date and the date of each release of Pledged Shares from the escrow, none of the Defendants is an affiliate of Wikifamilies as contemplated in the applicable securities laws.

8.3 Representations and Warranties of Wikifamilies. Wikifamilies hereby represents, warrants and covenants to each of the Defendants that all of the following are true, correct and complete:

(a) Sale of Assets. The consummation of the transactions contemplated in this Agreement does not constitute the sale or transfer of all or substantially all of the assets of Wikifamilies and such transactions do not need to be approved by the stockholders of Wikifamilies.

(b) No Transfer of Assets. Neither Wikifamilies nor Allianex Corp. has transferred, or directed or authorized the transfer, whether or not for value, to any person or entity, whether or not related to or affiliated with Wikifamilies or Allianex Corp., of any of the assets or business acquired by Allianex Corp. pursuant to the APA.

(c) Wikifamilies Common Stock. Each of the Retained and Pledged Shares was duly and issued and is fully paid and non-assessable. Mr. Rotman has held the Retained and Pledged Shares for a sufficient period to satisfy the holding period requirements of Rule 144 promulgated under the Exchange Act. At least from and after the Effective Date neither Mr. Rotman nor any of his Affiliates is an "affiliate" of Wikifamilies as that term is defined for purposes of Rule 144.

(d) Wikifamilies Power of Attorney. The Power of Attorney from Wikifamilies to Mr. Engelbrecht that was provided by Mr. Engelbrecht at the mediation held on November 18, 2011, was duly executed and delivered by an appropriate officer of Wikifamilies and duly authorized Mr. Engelbrecht to act on its behalf with respect to all matters and actions taken at such mediation.

(e) Trading Market. To the best of Wikifamilies' knowledge, during the period from June 1, 2011 through the Effective Date there has not been any activity with respect to the trading market for the Wikifamilies Common Stock which constitute a device, scheme, or artifice to defraud, or an act, practice, or course of business which operates as a fraud or deceit in connection with the purchase or sale of any security.

(f) Disclosure of Information. Wikifamilies does not have any current plans to engage in any of the following activities between the Effective Date and June 30, 2012:

(i) Enter into negotiations the sale of all or substantially all of the assets of Wikifamilies; or

(ii) Sell or issue any shares of capital stock of Wikifamilies other than in connection with the raising of capital or the issuance of restricted stock, options or other rights to employees and other service providers to Wikifamilies and its Affiliates under incentive plans duly adopted by the Board of Directors and stockholders of Wikifamilies.

9. No Admission. Each of the Parties understands, acknowledges and agrees that this Agreement and the consideration transferred hereunder are being made solely for the purpose of avoiding the expense and inconvenience of further litigation and represents the compromise and settlement of disputed contentions and positions after extensive negotiations between the Parties. Nothing contained in this Agreement, or any performance hereunder, shall be construed as an admission or acknowledgment of any wrongful conduct, fault or liability whatsoever.

10. Miscellaneous Provisions.

10.1 Joint Obligations. Each of the Plaintiffs shall be jointly and severally obligated for all obligations of each of the Plaintiffs under this Agreement. Each of the Defendants shall be jointly and severally obligated for all obligations of each of the Defendants under this Agreement.

10.2 Entire Agreement. No promise or inducement of any nature has been made other those set forth in this Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof. This Agreement may not be amended or modified except by a written instrument executed by all of the Parties.

10.3 Cooperation. Each of the Parties shall promptly prepare and execute, and/or cause its attorneys to promptly prepare and execute, all documents and pleadings necessary to consummate the settlement set forth in this Agreement. Each of the signatories hereto represents and warrants that he or she has full power and authority to sign and deliver this Agreement and to perform the obligations hereunder, and it has full power and authority to release and forever discharge the Claims being released by it under this Agreement, and that this Agreement is valid and binding upon it.

10.4 Tax Advice. Each of the Parties represents and warrants to each of the other Parties that the Party has sought and received independent professional advice concerning the treatment of the transactions contemplated by this Agreement under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and the income tax laws of any other applicable taxing jurisdictions, and that the Party is not relying upon any representation, warranty or other statement made by any other Party, its counsel or anyone acting on such other Party's behalf with respect to such treatment as assuring any particular result or treatment under the Code and the rules and regulations thereunder, or the income tax laws of any other taxing jurisdiction.

10.5 Successors. This Agreement shall be binding upon and shall inure to the benefit of the assignees, licensees, successors and transferees of the entities and persons released hereunder, whether by license, sale, merger, reverse merger, sale of stock, insolvency, sale of assets, operation of law, or, without limitation, otherwise. For purposes of this Section, a bona fide purchaser for value of any of the Retained Shares or the Pledged Shares shall not be deemed to a successor of the transferor solely by reason of such person's purchase of any of the Retained Shares or the Pledged Shares.

10.6 Costs and Expenses. Each of the Parties agrees to bear all of its own costs, expenses and attorneys' fees incurred in connection with the Federal Action, the negotiations, drafting and making of this Agreement and the consummation of the transactions contemplated in this Agreement.

10.7 No Adverse Interpretation. This Agreement has been negotiated at arms' length between persons knowledgeable in the matters dealt with herein. In addition, each Party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law, including, but not limited to, Section 1654 of the California Civil Code, or any other statute or legal decision that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the Parties and of this Agreement.

10.8 Enforcement. If any action at law or in equity is brought to enforce or interpret any of the provisions of this Agreement, the prevailing Party shall be entitled to reasonable attorneys' fees and costs in addition to any other relief to which that Party may be entitled.

10.9 Choice of Laws. The validity of this Agreement and of any of its terms or provisions, as well as the rights and duties of the Parties hereunder, shall be governed by the laws of the State of California.

10.10 Severability. If any provision of this Agreement is found, determined, and/or adjudicated to be illegal, invalid or unenforceable, such finding shall in no way affect the legality, validity or enforceability of the remaining provisions of this Agreement, which shall be interpreted as if the illegal, invalid or unenforceable provisions had been omitted.

10.11 Notices.

(a) All notices required under this Agreement shall be in writing and shall be deemed to have been made and duly delivered on the date of actual delivery, if delivered in person or by confirmed fax transmission, or five days thereafter if by mail, to the following addresses:

If to either of Plaintiffs:

Zirk Engelbrecht
c/o Kenneth Eade, Esq.
6399 Wilshire Blvd. suite 507
Los Angeles, CA 90048
Facsimile No: (323) 704-3539 fax
Email: keneade93101@yahoo.com

With a copy to:

Kenneth Eade, Esq.
6399 Wilshire Blvd. suite 507
Los Angeles, CA 90048
Facsimile No: (323) 704-3539 fax
Email: keneade93101@yahoo.com

If to any of the Defendants:

Kenneth J. Rotman
1676 Franceschi Rd
Santa Barbara, CA 93103-1872
Facsimile No: (805) _______________
E-mail: kenl@allianex.com

With a copy to:

Reicker, Pfau, Pyle & McRoy LLP
1421 State Street, Suite B
Santa Barbara, California 93101
Attention: Bruce McRoy, Esq.
Facsimile Number: (805) 966-3320
E-mail: bmcroy@rppmh.com

If to Wikifamilies:

Malcolm Hutchinson, CEO
Wikifamilies, Inc.
1005 S. Center St.
Redlands, CA 92373
Facsimile Number: (____) ____________
E-mail: malcolm@wikifamilies.com

With a copy to:

____
____
____
Attention: ________________
Facsimile No: (_____) ____________
E-mail: __________________________

(b) All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or one (1) business day after being sent by facsimile or other form of electronic transmission which provides for confirmation of delivery (with a letter confirmation sent by mail within two (2) days after transmission), or one (1) business day after being delivered to a reputable overnight delivery service, or three (3) business days after being mailed by certified or registered mail, postage prepaid, return receipt requested, to the Parties, their successors in interest or their assignees at the addresses set forth on Exhibit L hereto, or at such other addresses as the Parties may designate by written notice in the manner aforesaid; provided that notice of change of address shall be deemed given upon actual receipt. A Party delivering any notice, request, demand or other communication to any other Party under this Agreement shall deliver any copy thereof contemplated under this Section by the same means as it delivers the notice, request, demand or other communication to the Party.

(c) A Party's delivery of any notice, request, demand or other communication to Mr. Engelbrecht shall be deemed delivery thereof to all of the Plaintiffs. A Party's delivery of any notice, request, demand or other communication to Mr. Rotman shall be deemed delivery thereof to all of the Defendants. Notwithstanding anything in this Agreement to the contrary, any notice, request, demand

and other communication hereunder shall be deemed delivered when delivered to the applicable Party even though there is a delay or failure of delivery thereof to any person to whom a copy of the notice, request, demand and other communication is to be sent.

10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original. A facsimile signature shall have the same force and effect as an original signature.

10.13 Headings. Titles or captions appearing at the commencement of the sections hereof are descriptive only and for convenience in reference. Should there be any conflict between any such title or caption and the section or paragraph at the head of which it appears, the paragraph and not such title or caption shall control and govern in the construction of this Agreement.

10.14 Resolution of Disputes.

(a) Notice of Dispute. Each Party is required to notify the other Parties, in writing, of any dispute, claim, or controversy arising out of this Agreement. As to disputes related to indemnification, the Parties will provide written notice in accordance with this Agreement. As to all other disputes, the Parties will provide notice in the form of a written description of the basis for the dispute and the remedy sought, delivered in accordance with this Agreement. If, within thirty (30) days after delivery of the notice, the Parties are unable to resolve the dispute, then any Party may submit the dispute to binding arbitration.

(b) Arbitration. Any dispute, claim, or controversy arising out of this Agreement which cannot be resolved by the Parties as set forth above, will be determined by binding arbitration conducted by one arbitrator. Such arbitration proceedings shall be conducted with JAMS/Endispute (www.JAMSADR.com) ("JAMS") in Los Angeles County, California, in accordance with the Commercial Arbitration Rules then obtaining of JAMS except to the extent those rules conflict with any provision of this Section. If, within thirty (30) days after submission of any dispute to arbitration, the Parties cannot mutually agree on one arbitrator, then the Parties will arrange for JAMS to designate a single arbitrator according to the process set forth in the JAMS Commercial Arbitration Rules.

(c) Procedure. The arbitrator will set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the Parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing Parties about the subject matter of the dispute. In an arbitration regarding a Claim for indemnification, the decision of the arbitrator as to the validity and amount of any such Claim for indemnification will be subject to the limitations set forth in this Agreement and final, binding, and conclusive upon the Parties. In an arbitration to resolve any other dispute, claim, or controversy arising out of this Agreement, the decision of the arbitrator will be final, binding, and conclusive upon the Parties.

(d) Binding Decision. The decision of the arbitrator will be written and will be supported by written findings of fact and conclusions which will set forth the award, judgment, decree or order awarded by the arbitrator. As part of such award, the prevailing Party (as determined by the arbitrator) will be awarded legal fees and expenses incurred in conjunction with the dispute and the losing Party will be required to pay the arbitrator's fees and the administrative fee of JAMS. All payments required by the decision of the arbitrator will be made within thirty (30) days after the decision of the arbitrator is rendered. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.

10.15 Attorneys' Fees. Should any Party hereto retain counsel for the purpose of enforcing, or, when there are reasonable facts to indicate a potential material breach, preventing the breach of any provision hereof including the institution of any action or proceeding, whether by arbitration, judicial or quasi-judicial action or otherwise, to enforce any provision hereof or for damages for any alleged breach of any provision hereof, or for a declaration of such Party's rights or obligations hereunder, then, if such matter is settled by arbitration or judicial determination, the prevailing Party shall be entitled to be reimbursed by the losing Party for all costs and expenses incurred thereby, including reasonable attorneys' fees for the services rendered to such prevailing Party.

[Signatures Appear on the Following Pages]

IN WITNESS WHEREOF, the Parties have entered into this Settlement Agreement and Releases as of the Effective Date first above written.

ALLIANEX LLC

______________________	By: ______________________
Zirk Engelbrecht	Kenneth J. Rotman, Member
______________________	______________________
Angelique de Maison	Kenneth J. Rotman
ALLIANEX CORP.	SUMERCOM LLC
By: [redacted]	By: ______________________
Malcolm Hutchinson, Chief Executive Officer	Kenneth J. Rotman, Member
WIKIFAMILIES, INC.	MYTECHCARD LLC
By: [redacted]	By: ______________________
Malcolm Hutchinson, Chief Executive Officer	Kenneth J. Rotman, Member

The undersigned, counsel of record for the Parties, certify that they have reviewed the contents of the agreement with their respective clients hereby approve the agreement as to form:

EXHIBIT A

ASSET PURCHASE AGREEMENT

1. Interpretation.

(a) For purposes of this Exhibit A and the identification of the Allianex Assets and the obligations of Wikifamilies and Allianex Corp., all references to Wikifamilies shall mean and include Wikifamilies and Allianex Corp. and Wikifamilies and Allianex Corp. shall be jointly and severally liable for the performance of all obligations of Wikifamilies under this Exhibit A.

(b) The Allianex Assets as described in Section 2.1 of this Exhibit A shall be broadly interpreted to include all of the Acquired Assets that Allianex LLC transferred to Allianex Corp. under the APA and all assets thereafter acquired or developed by Allianex Corp.

1.2 Unless otherwise specifically required by the context in which used, the terms set forth in Section 8 shall have the meanings set forth in such Section for purposes of this Exhibit A.

2. Purchase and Sale of Allianex Assets.

2.1 Sale of Assets. Wikifamilies and Allianex Corp. hereby sell, convey, assign, transfer and deliver to Allianex LLC, and Allianex LLC purchases from Wikifamilies and Allianex Corp. all of Wikifamilies's and Allianex Corp.'s right, title and interest in and to all of the Allianex Assets other than the Retained Assets, free and clear of all Encumbrances, including without limitation the following:

(a) Any and all Contracts (the "Assumed Contracts"), other than the Contracts listed as Retained Assets;

(b) Any and all Acquired Intellectual Property;

(c) Any and all of Allianex Corp.'s cash on hand or in Allianex Corp.'s Bank Accounts (the "Transferred Cash");

(d) All Accounts Receivable of Allianex Corp. existing as of the Effective Date;

(e) The leasehold interests in real property, buildings and improvements thereon, and easements, rights of way and other rights appurtenant thereto;

(f) All Inventory and Inventories of work-in-progress, active job orders, and other accessories thereto, of Allianex Corp. existing as of the Effective Date;

(g) Any and all furniture, fixtures, equipment, machinery, office and other supplies, computer equipment, and other tangible personal property of Allianex Corp. ("Tangible Assets"), other than such tangible personal property identified as Retained Assets;

(h) Allianex Corp.'s current and prospective client list and client data;

(i) All Software;

(j) All books and records used or held for use of Prepaid Card Business or otherwise relating to Prepaid Card Business;

(k) The name "Allianex" and all derivatives and derivations thereof used by Allianex Corp.;

(l) All goodwill and going concern value of Allianex Corp.; and

(m) The minute books, Charter Documents, stock transfer books and records, and corporate seal of Allianex Corp.; and

(n) All other assets owned or used by Allianex Corp. in the Prepaid Card Business as of the Effective Date.

2.2 Retained Assets. Notwithstanding anything in Section 1.1 to the contrary, the following assets, properties and rights shall not be Allianex Assets (the "Retained Assets"):

(a) Any employment or compensatory agreements of Allianex Corp.; and

(b) Any Contracts rejected by Allianex LLC pursuant to Section 1.5.

2.3 Attorney-in-Fact. Wikifamilies hereby constitutes and appoints Allianex LLC, its successors and assigns, the true and lawful attorney of Wikifamilies with full power of substitution, in Wikifamilies's name and stead, but on behalf and for the benefit of Allianex LLC, its successors and assigns; (a) to collect, demand and receive any and all of the Allianex Assets transferred hereunder and to give receipts and releases for and in respect of the same; (b) to institute and prosecute in Wikifamilies's name, or otherwise, and at Allianex LLC's cost and expense, for the benefit of Allianex LLC, any and all Proceedings; and (c) to take any and all other reasonable action designed to vest more fully in Allianex LLC the Allianex Assets in order to provide for Allianex LLC the benefit, use, enjoyment and possession of the Allianex Assets. Wikifamilies acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable by it or upon its subsequent dissolution or in any manner or for any reason. Allianex LLC shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest with respect thereto.

2.4 Subsequent Receipts. After the Effective Date, Wikifamilies shall promptly transfer or deliver to Allianex LLC or its designee any cash or other property that Wikifamilies may receive in respect of any deposit, prepaid expense, claim, Proceedings, Accounts Receivable, Contract, sales order, or purchase order, of any character, or any other item constituting a part of the Allianex Assets. After the Effective Date, Wikifamilies shall permit Allianex LLC to endorse with the name of Wikifamilies for deposit in Allianex LLC's account any checks or drafts received in payment thereof. After the Effective Date, Wikifamilies shall cooperate with Allianex LLC to notify any and all account debtors, suppliers, distributors, or other Persons related to Prepaid Card Business regarding the transfer of Prepaid Card Business to Allianex LLC. If Wikifamilies is contacted by any actual or potential customers of Allianex LLC, Wikifamilies shall refer any and all such customers to Allianex LLC; provided that Wikifamilies shall not have any liability to Allianex LLC solely by reason of any reasonable delay in referring such customer to Allianex LLC and neither the delay nor failure of Wikifamilies to refer any such customer shall in itself constitute a violation of any of their obligations under this Exhibit A.

2.5 Subsequent Identification of Assets. If after the Effective Date, Wikifamilies or Allianex LLC identifies any right, title or interest in or to any asset that such Party believes should be an Acquired Asset, such Party shall notify the other Parties and the Parties shall determine whether to include such asset as an Acquired Asset. If such asset would have been an Acquired Asset as of the Effective Date, Wikifamilies shall promptly transfer and assign such right, title and interest to Allianex LLC for no further consideration; provided that Allianex LLC shall retain the right in its sole discretion to reject the transfer of any such asset, in which case it shall be deemed a Retained Asset. For the avoidance of doubt, Allianex LLC shall not be required to accept any additional asset and, if Allianex LLC accepts such asset, to assume the obligations associated with such asset other than obligations arising after the Effective Date.

2.6 Limitation on Assumed Obligations. Allianex LLC shall not assume, become responsible for, or incur, any Liability of Wikifamilies or any of the Plaintiffs of any nature whatsoever, whether arising before or after the Effective Date, other than the following obligations of Wikifamilies (the "Assumed Obligations"):

(a) Any and all of Wikifamilies's obligations arising after the Effective Date under the Assumed Contracts.

For avoidance of doubt, the Assumed Obligations shall not include, without limitation, the following:

(i) Any compensation or benefit expenses of Wikifamilies; and

(ii) Any Tax liability of Wikifamilies.

2.7 Sales Tax. Wikifamilies shall be liable for the payment of any and all sales and use Taxes arising out of the transfer of the Allianex Assets.

2.8 Closing Schedule. If requested by Allianex LLC or Wikifamilies within thirty (30) days after the Effective Date, Allianex LLC and Wikifamilies shall prepare a schedule of the Allianex Assets (the "Closing Assets Schedule").

3. Purchase Price.

3.1 Allianex Assets. Wikifamilies acknowledges that it has received full and adequate consideration for its sale, conveyance, assignment, transfer and delivery of the Allianex Assets, to Allianex LLC pursuant to the terms of this Agreement.

3.2 Allianex Assets. Allianex LLC and Wikifamilies shall allocate the Purchase Price among the Allianex Assets in accordance with their fair market values in the order required by Section 1060 of the Code and the Treasury regulations promulgated thereunder and each shall (a) timely file all forms and tax returns required to be filed in connection with such allocation, and (b) prepare and file tax returns on a basis consistent with such allocation.

4. Representations and Warranties of Wikifamilies and Plaintiffs. Wikifamilies and each of the Plaintiffs hereby jointly and severally represents and warrants to Allianex LLC and each of the other Defendants that:

4.1 Ownership of Allianex Assets. Allianex Corp. is the sole and exclusive owner of, and has good and marketable title to, all the Allianex Assets and the Allianex Assets are free and clear from

any Encumbrances. Each tangible item of the Allianex Assets is in good operating condition and repair, reasonable wear and tear excepted, usable in the ordinary course of business, adequate for the uses to which it is being put, and is not, in any material respect, in violation of any applicable Legal Requirement. Allianex Corp. has not agreed to Transfer any of the Allianex Assets to any other Person, other than the sale of inventory in the ordinary course of business. The Allianex Assets include all the assets, together with the goodwill, associated with the Prepaid Card Business. Prepaid Card Business is the only business conducted by Allianex Corp.

4.2 Equity Interests. All of the Equity Interests of Allianex Corp. are owned by Wikifamilies.

4.3 Solvency.

(a) As of the Effective Date, the Allianex Assets do not constitute all or substantially all of the assets of Wikifamilies.

(b) Each of Wikifamilies and Allianex Corp. is, and after giving effect to the transactions contemplated hereby, will be, solvent, and the value of its assets, at a fair valuation, is, and after giving effect to the transactions contemplated hereby, will be, greater than all of its debts. Allianex Corp. has not at any time (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditor, (iii) suffered the appointment of a receiver to take possession of all or any portion of its assets, (iv) suffered the attachment or judicial seizure of all or any portion of its assets, (v) admitted in writing its inability to pay its debts as they come due or (vi) made an offer of settlement, extension or composition to its creditors generally.

4.4 Real Property. Wikifamilies does not own or lease any real property.

4.5 Interests in Suppliers, Etc. None of Wikifamilies, Allianex Corp. nor any of their Affiliates (a) has any direct or indirect ownership interest in any supplier, customer, lessor, sublessor, or other Person that does business with Allianex Corp. or (b) has any direct or indirect ownership interest in the Allianex Assets (other than solely by reason of such Person's ownership of Equity Interests of Allianex Corp.).

4.6 Litigation. Wikifamilies is in material compliance with all applicable Legal Requirements. There is no Proceeding pending, or to the Knowledge of Allianex Corp. threatened, involving Allianex Corp. or any of its assets or any of its directors, officers, managers or employees in their capacities as such.

4.7 Taxes. Wikifamilies has filed, on a timely basis, all Tax Returns and all required reports and estimates for all years and periods for which such Tax Returns, reports and estimates were due, and all such Tax Returns, reports and estimates were prepared in the manner required by applicable law. Each such Tax Return and/or report properly reflected, and did not understate, the income, the taxable income, and the liability for Taxes and transfer Taxes of Allianex Corp. in the relevant taxation period covered by the Tax Return or report. Allianex Corp. has paid in full all Taxes and transfer Taxes that are (or were) due and payable by it. Allianex Corp. has not ever received written notice from any Governmental Body in a jurisdiction where it does not currently file Tax Returns or reports to the effect that it is or may be subject to taxation by that jurisdiction. Allianex Corp. has withheld amounts from its employees in compliance with the Tax withholding provisions of applicable law.

4.8 No Material Changes. Since December 31, 2010, Allianex Corp. has operated only in the ordinary course of business consistent with past practices, except that from on or about February 1, 2011, Allianex Corp. did not engage in material business activities while Wikifamilies engaged in discussions regarding the acquisition of the assets of Wikifamilies SA, a corporation organized under the laws of Switzerland, and Allianex Corp. has not;

(a) Suffered any change in the condition (financial or otherwise), results of operations, assets, liabilities or manner of conducting its business, other than changes arising in the ordinary course of business, none of which individually or in the aggregate has had a Material Adverse Effect;

(b) Adopted, entered into or amended any Employee Benefit Plan, or increased the compensation payable or to become payable to, or increased the contractual term of employment of, any employee except, with respect to employees who are not officers or directors, in the ordinary course of business;

(c) Acquired, Transferred or granted any interest in any of its assets or properties, whether tangible or intangible, except in the ordinary course of business;

(d) Permitted the imposition of any Encumbrance on any interest in any of its assets or properties, whether tangible or intangible, except in the ordinary course of business;

(e) Suffered any material damage, destruction or casualty loss of any inventory or tangible assets, whether or not covered by insurance;

(f) Transferred or permitted the lapse of any material Intellectual Property right or termination of any Contract related to any material Intellectual Property right under which Allianex Corp. (insofar as it is used solely by Allianex Corp.) has any right or license;

(g) Incurred any Indebtedness;

(h) Acquired or invested in any other companies or businesses, whether or not such acquisitions/investments are in the ordinary course of business;

(i) Declared, paid, or set aside for payment, any dividends or distributions;

(j) Purchased, redeemed, issued, sold, Encumbered, granted or otherwise acquired or disposed of any of its Equity Interests;

(k) Made any capital expenditures, other than in the ordinary course of business;

(l) Entered into any Contract to lease or purchase real property; or

(m) Made material changes in (i) any of its business policies or practices applicable to Prepaid Card Business, including, without limitation, those relating to advertising, marketing, purchasing, personnel, the collection of Accounts Receivable or the payment of Accounts Payable, or (ii) the types or nature of its services, other than changes that are related to the transactions contemplated by this Agreement and Exhibit A or that arise in the ordinary course of business;

(n) Except reimbursement of expenses, made any payment or incurred any obligation to any Affiliates of Allianex Corp. in any capacity (including as an officer and employee of Allianex Corp.); or

(o) Agreed or committed to do any of the foregoing.

4.9 Accounts Receivable. The Accounts Receivable of Allianex Corp. are reflected properly on its books and records and are valid receivables subject to no setoffs or counterclaims, and to the Knowledge of Allianex Corp., all such receivables have been or will be collected in the ordinary course of business at their recorded amounts.

4.10 Accounts Payable. As of the Effective Date, Allianex has no Accounts Payable.

4.11 Bulk Sale Law. Wikifamilies's principal business is not the sale of inventory from stock, as defined under the California Bulk Sales Law (i.e., Division 6 of the California Commercial Code) ("Bulk Sales Laws"). Wikifamilies, Allianex Corp. and Plaintiffs shall jointly and severally indemnify, hold harmless and agree to defend (with counsel reasonably acceptable to Allianex LLC) Allianex LLC against any Damages arising by reason of noncompliance with the Bulk Sales Law to the extent such Bulk Sales Laws apply to the transactions contemplated by this Agreement.

4.12 Suppliers. No supplier, customer or distributor within the past twelve months has notified Allianex Corp. of the termination of its business relationship with Allianex Corp., and to the Knowledge of Allianex Corp., no such supplier, customer or distributor has terminated or threatened to terminate its business relationship with Allianex Corp. Allianex Corp. has not received any written or oral notice that any supplier, customer or distributor of Allianex Corp. intends to terminate its business relationship with Allianex Corp. prior to or after the Effective Date. Allianex Corp. is not a Party to, nor bound by, any Contract that restricts the conduct of its business anywhere in the world or contains any unusual or burdensome provisions that could reasonably be expected to have a Material Adverse Effect.

4.13 Contracts. With respect to each Contract to which Allianex Corp. is a Party or is otherwise subject, including but not limited to the Assumed Contracts: (a) Allianex Corp. has delivered to Allianex LLC a correct and complete copy of each such Contract, as amended to date (including the Ocenture Agreement), and no other agreements exist that limit the rights set forth in such Contracts; (b) Allianex Corp. is not in default or breach of its obligations thereunder; and (c) no claim of default or breach has been made against Allianex Corp. thereunder, and no event has occurred which, with the passage of time or the giving of notice, will result in the occurrence of a default or breach by Allianex Corp. To the Knowledge of Allianex Corp., no other Person that is Party to a Contract with Allianex Corp. is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default by such Person that is Party to a Contract with Allianex Corp., or permit termination, modification or acceleration under such Contract.

4.14 Compliance with Law. All operations and activities of Allianex Corp. with respect to the Allianex Assets have been in all material respects in compliance with all Legal Requirements and any and all Governmental Authorizations governing, or in any way relating to, the generation, handling, manufacturing, treatment, storage, use, transportation, spillage, leakage, dumping, discharge, emission, release or disposal (whether accidental or intentional) of Hazardous Substances. Allianex Corp. has not received any written notice of any Proceedings pending or threatened against Allianex Corp. by any Governmental Body or any Person relating to Hazardous Substances.

4.15 Intellectual Property. Allianex Corp. is not licensing, acquiring or otherwise using any Acquired Intellectual Property that was developed or is owned by Allianex Corp. Allianex Corp. owns or possesses, or owns or possesses licenses or other valid rights to use, all Acquired Intellectual Property and, to Allianex Corp.'s knowledge, the conduct of Prepaid Card Business as now being conducted and the use of the Intellectual Property by Allianex Corp. does not infringe or conflict with, nor has it been alleged to infringe or conflict with, any patents, trademarks, trade names or copyrights or other Intellectual Property rights of others. There are no pending re-examination, opposition, interference, cancellation or other Proceedings with respect to any of the Acquired Intellectual Property, no Order has been rendered by any court of law or authority, and no Proceeding or pending litigation in a court of law exists to which Allianex Corp. is a Party, which would prevent Allianex Corp. or Allianex LLC from using or enjoying any of the Acquired Intellectual Property.

4.16 No Employment Agreements. Except for the Employment Agreement, Allianex Corp. has not entered into any written employment, consulting or severance agreement with any of its directors, officers, or employees or any agreement prohibiting or restricting the termination of his or her employment. Allianex Corp. is not subject to any Employee Benefit Plan. No current officer or employee of Allianex Corp. will be entitled to any severance payments upon his or her termination of employment, and no former officer or employee of Allianex Corp. currently is receiving such severance payments; and no director, officer, or employee of Allianex Corp. is entitled to receive a bonus or other compensation payment based upon the completion of the transactions contemplated by this Exhibit A.

5. Covenants. Wikifamilies and Allianex Corp. to comply timely with each and every covenant, obligation and agreement to be performed by them under this Exhibit A. Plaintiffs have participated in the negotiation of the transactions contemplated in this Exhibit A. Neither of the Plaintiffs shall take any action to interfere with Wikifamilies or Allianex Corp.'s timely performance each and all of its obligations under this Exhibit A.

6. Indemnification.

6.1 Indemnification by Wikifamilies. Wikifamilies, Allianex Corp. and each of the Plaintiffs jointly and severally agree to indemnify, defend and hold harmless Allianex LLC and each of the other Defendants and their respective directors, officers, employees, shareholders, members, managers and Affiliates, acting in their capacities as such (collectively, the "Wikifamilies Indemnified Parties"), against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties, and reasonable attorneys' fees ("Damages"), incurred by the Wikifamilies Indemnified Parties arising, resulting from, or relating to:

(a) all claims, Indebtedness, Taxes, obligations, commitments and Liabilities of Allianex Corp. arising before or after the Effective Date, including without limitation all Proceedings to which Allianex Corp. is a Party as of the Effective Date, other than the Assumed Obligations;

(b) all claims, obligations and Liabilities existing on or before the Effective Date resulting from the breach by a current or former employee, consultant or Affiliate of Allianex Corp. of any confidentiality, non-disclosure, non-circumvention or similar obligations arising out of any Assumed Contracts;

(c) any breach of the representations or warranties made by Wikifamilies, Allianex Corp. or either of the Plaintiffs under this Exhibit A or any certificate, instrument or writing delivered in connection therewith;

(d) any default by Wikifamilies, Allianex Corp. or either of the Plaintiffs in the performance of any of its, his or their respective obligations under this Exhibit A;

(e) any attempt (whether or not successful) by any Person to cause or require a Wikifamilies Indemnified Party to pay or discharge any claim, Indebtedness, Tax, obligation, commitment or Liability of Allianex Corp., to the extent not included in the Assumed Obligations; or

(f) any claim, dispute, Proceeding, compromise, settlement, assessment or judgment arising out of any of the matters indemnified against in this Section 7.1. If, by reason of the claim of any third Party relating to any of the matters subject to indemnification under this Section 7.1, an Encumbrance, attachment, garnishment or execution is placed upon any of the property or assets of any Wikifamilies Indemnified Party, Wikifamilies, Allianex Corp. or either of the Plaintiffs shall also, promptly upon demand, furnish an indemnity bond satisfactory to the Wikifamilies Indemnified Party to obtain the prompt release of such Encumbrance, attachment, garnishment or execution.

7. Definitions. Unless otherwise specifically required by the context in which used, the following terms shall have the following meanings for purposes of this Exhibit A.

"Accounts Payable" shall mean trade payables incurred by Allianex Corp. prior to the Effective Date in the ordinary course of business (and not otherwise paid prior to the Effective Date).

"Accounts Receivable" shall mean all accounts, notes and other receivables accrued to Allianex Corp. prior to the Effective Date.

"Acquired Intellectual Property" shall mean all Intellectual Property owned or licensed by Allianex Corp., which shall include, without limitation, (i) the name "Allianex" and any derivations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names and Internet domain names together with all goodwill associated therewith, including, without limitation, the use of all translations, adaptations, derivations and combinations of the foregoing, of Allianex Corp., including but not limited to any trademarks, service marks, trade dress or logos associated with the "My Tech Card" brand; (iii) copyrights and copyrightable works (including without limitation, web sites) and all registrations, applications and renewals for any of the foregoing of Allianex Corp.; and (iv) all telephone numbers and all facsimile numbers that Allianex Corp. identifies or advertises in the ordinary course of business to its customers or the general public as those to be used for contacting Allianex Corp.

"Affiliate" with respect to any Person, shall mean (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the capital stock or equity of such Person; (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, (iii) each of such Person's officers, directors, joint venturers and partners, (iv) any trust or beneficiary of a trust of which such Person is the sole trustee, or (v) any lineal descendants, ancestors, spouse or former spouses (as part of a marital dissolution) of such Person (or any trust for the benefit of such Person). For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of their management or policies, whether through the ownership of voting securities, by contract or otherwise.

"Bank Accounts" shall mean all of the bank deposits in the name or for the benefit of Allianex Corp.

"Charter Documents" shall mean (i) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (iv) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (v) any charter or similar document adopted or filed in connection with the creation, formation or organization of any other Person; and (vi) any amendment to any of the foregoing.

"Contract" shall mean any agreement, contract, commitment, lease obligation, promise, arrangement, understanding, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"Employee Benefit Plan" with respect to any Person shall mean any plan, arrangement or Contract providing compensation or benefits to, for or on behalf of employees and/or directors of such Person, including employment, deferred compensation, retirement or severance Contracts; plans pursuant to which equity securities of such Person or an Affiliate of such Person are issued, including stock purchase, stock option, stock appreciation rights plans; bonus, severance or incentive compensation plans or arrangements; supplemental unemployment benefit, hospitalization or other medical, life or other insurance; and all "employee benefit plans," within the meaning of Section 3(3) of ERISA maintained by, contributed to (or required to be contributed to), or sponsored by such Person.

"Encumbrance" shall mean any liens, security interests, pledges, charges, mortgages, conditional sales agreements, title retention agreements and other encumbrances.

"Equity Interest" shall mean (i) with respect to a corporation, any and all shares of capital stock and Stock Equivalents, (ii) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests and any Stock Equivalents and (iii) any other equity ownership or participation in a Person.

"Governmental Authorization" shall mean any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body" shall mean any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-Governmental Body of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

"Hazardous Substance" shall mean any toxic or hazardous substances, materials or wastes, any petroleum or oil or any pollutant.

"Indebtedness" shall mean, as applied to any Person, all indebtedness of such Person to any other Person for borrowed money, whether current or funded, or secured or unsecured and all such Indebtedness of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured against loss. Indebtedness shall not include trade payables or other indebtedness (except for borrowings) incurred in the ordinary course of business consistent with past practice.

"Intellectual Property" shall mean each of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, revision, extension or reexamination thereof (collectively, "Patents"); (ii) trademarks, service marks, trade dress, logos, trade names, and Internet domain names together with all goodwill associated therewith, and the use of all translations, adaptations, derivations and combinations of any and all the foregoing (collectively, "Marks"); (iii) copyrights and copyrightable works (including, without limitation, web sites) and all registrations, applications and renewals for any of the foregoing (collectively, "Copyrights"); (iv) information not generally known to the public or that would constitute a trade secret under the Uniform Trade Secrets Act, and confidential information (including, without limitation, know-how, research and development information, designs, plans, proposals, technical data, financial, business and marketing plans, sales and promotional literature, and customer and supplier lists and related information) (collectively, "Trade Secrets"); (v) other intellectual property rights; (vi) all copies and tangible embodiments of the foregoing (in whatever form or medium), along with all income, royalties, damages and payments due or payable after the Effective Date including, without limitation, damages and payments for past or future infringements or misappropriations thereof; (vii) the right to sue and recover for past infringements or misappropriations thereof; (viii) any defenses related to any of the above; and (ix) any and all corresponding rights that, now or hereafter, may be secured throughout the world.

"Inventory" shall mean all inventory, consisting principally of prepaid gift cards, held by Allianex Corp. for sale as of the Effective Date, but excluding obsolete, discontinued, damaged and returned goods.

"Knowledge" shall mean and an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, executive officer, partner, executor, trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

"Legal Requirement" shall mean any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

"Liability" means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

"Material Adverse Effect" means, when used in connection with Allianex Corp., any change or effect that is materially adverse to the Acquired Assets, the Allianex Corp. Prepaid Card Business or Allianex Corp.'s operations, assets, financial condition or prospects, taken as a whole.

"Order" shall mean any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

"Party" shall mean a Party to this Agreement.

"Person" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

"Proceeding" shall mean any action, arbitration, audit, claim, demand, hearing, investigation, inquiry, litigation, suit or appeal (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Software" means each of the following: computer programs, known by any name, whether in use or under development, including all versions thereof, and all related documentation, training manuals and materials, user manuals, technical and support documentation, source code and object code, tools, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, development tools, maintenance tools, system designs, program structure, sequence and organizations, screen displays and report layouts, and all other material related to the said computer programs.

"Stock Equivalents" of any Person shall mean options, warrants, calls, rights, commitments, convertible securities and other securities pursuant to which the holder, directly or indirectly, has the right to acquire (with or without additional consideration) capital stock or equity interests of such Person.

"Tax" or "Taxes" shall mean: (a) any income, corporation, gross receipts, business, profits, gains, capital stock, capital duty, withholding, social security, unemployment, disability, property, wealth, welfare, stamp, excise, occupation, sales, use, value added, payroll, premium, property, or windfall profits tax, estimated, ad valorem or excise tax, alternative or add-on minimum tax or other similar tax (including, without limitation, any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any Governmental Body; and (b) any Liability for the payment of any amount of the type described in clause (a) as a result of Allianex Corp. being a successor to or transferee of any other corporation at any time on or prior to the Effective Date, and any interest, penalties, additions to tax (whether imposed by law, contractual agreement or otherwise) and any Liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

"Tax Return" or "Tax Returns" shall mean any or all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and any claims for refunds of Taxes, including any amendments or supplements to any of the foregoing.

"Transfer" shall mean sell, assign, transfer, pledge, license, grant a security interest in, or otherwise dispose of, with or without consideration, and "Transferred" shall have a correlative meaning.

EXHIBIT B

STIPULATION FOR ENTRY OF JUDGMENT